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                                                                  EXHIBIT 10.44

                              EMPLOYMENT AGREEMENT


     This Agreement shall be effective as of the 1st day of August, 1996, between AMERICAN DENTAL TECHNOLOGIES, INC. a Delaware corporation (the "Company" or "ADT"), and BEN J. GALLANT ("Gallant").

     WHEREAS, the Company is engaged in the business of designing, manufacturing and marketing dental laser products and dental air abrasive products.

     WHEREAS, Gallant is a significant stockholder of the Company and, subject to the terms of this Agreement, shall be employed by the Company.

     WHEREAS, the parties desire to enter into this Agreement to confirm their respective rights and obligations.

     NOW THEREFORE, in consideration of the mutual covenants and promises recited herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Employment. Subject to the terms and conditions of this Agreement, the Company shall employ Gallant as the President and Chief Executive Officer of the Company's wholly owned subsidiary, Texas Airsonics, Inc. and as a member of the Company's Executive Committee.

     2. Term and Compensation. The term of this Agreement shall be three years from the effective date, or through July 31, 1999 (the "Term"). During the Term, Gallant's compensation shall be in pari pasui with that of Anthony D. Fiorillo. Gallant shall receive the following compensation from the Company in consideration of the performance of Gallant's duties hereunder:

       (a) beginning on the effective date hereof, an annual base salary (before appropriate payroll deductions) of $225,000 per year, payable in 24 semi-monthly installments in accordance with the normal payroll practices of the Company;

       (b) beginning on the effective date hereof, Company shall maintain an existing $400,000 life insurance (or comparable policy) on Gallant's life for the benefit of his designated beneficiaries and shall timely pay the premium when due;

       (c) beginning on the effective date hereof, Company shall provide Gallant with an automobile allowance of $750 per month;

       (d) beginning on the effective date hereof, all other benefits of employment generally available to the Company's executive employees (which shall be no less favorable to Gallant than those generally available to ADT's other executive employees) shall be available to Gallant, including without limitation, group health and 401(k) benefit plans and a paid vacation of four weeks per year;

       (e) beginning on the effective date hereof, reimbursement for reasonable out-of-pocket expenses incurred by Gallant in connection with the Company's business, including expenses for travel, food and lodging while away from home, subject to compliance with such procedures as the Company may from time to time reasonably establish for its employees; and

       (f) for so long as Gallant shall be a member of ADT's board of directors, reasonable out-of-pocket expenses incurred by Gallant in connection with his participation on such board, provided however, Gallant shall receive no other compensation from ADT for services as a director.


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     3. Duties.  Gallant hereby convenants and undertakes as follows:

       (a) During the Term, Gallant shall devote his full energies, interest, abilities and productive time to the Company and shall not, without the Company's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this Agreement or that could adversely affect the Company.

       (b) During the Term, Gallant shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder or otherwise (i) promote, participate or engage in any activity or other business competitive with the Company's business, or (ii) take any action to establish, form or become employed by a competing business during the Term, or within 12 months after the end of the Term.

     4. Confidential Information/Non-Competition.

       (a) In the course of his employment, Gallant will have access to confidential information and trade secrets relating to the Company's business. Except as required in the course of his employment by the Company, Gallant will not, without the Company's prior written consent, either during his employment by Company or for 12 months after termination of that employment, directly or indirectly disclose to any third person any such confidential information or trade secrets.

       (b) In the course of his employment, Gallant will have access to confidential records and data pertaining to the Company's customers and to the relationship between these customers and the Company's products. Such information is considered secret and is disclosed to Gallant in confidence. During his employment by the Company and for 12 months after termination of that employment, Gallant shall not directly or indirectly disclose or use any such information, except as required in the course of his employment by the Company. In addition, during, and for the 12 months after termination of his employment, Gallant shall not induce or attempt to induce any agent, sales representatives or distributor of the Company to discontinue representing the Company for the purpose of representing any competitor of the Company.

       (c) Due to his employment by the Company, Gallant will have access to trade secrets and confidential information and its methods of doing business. In consideration of his access to this information, Gallant agrees that for a period of 12 months after termination of his employment, he shall not be employed directly or indirectly by Kreativ, Inc.; Danville Engineering, Inc.; Sunrise Technologies International, Inc.; Excel Technology, Inc.; Luxar Corporation; or HGM Dental Laser Systems, Inc. and he shall not directly compete with the Company in the field of dental-laser or air abrasive technology within the United States. Gallant acknowledges that direct competition includes design, development, production, promotion or sale of products or services competitive with those of the Company.

       (d) As used in this Agreement, the terms "confidential information" shall not include information that (i) is now, or hereafter becomes, through no act or failure to act on the part of Gallant or persons under his control, generally known or available to the public, (ii) was acquired by Gallant before receiving such information from the Company (or through his affiliation with, or in his capacity as an employee of, the Company) and without restriction as to use or disclosure, (iii) is hereafter rightfully furnished to Gallant by a third party without restriction as to use or disclosure, (iv) is required to be disclosed pursuant to law, provided Gallant uses reasonable efforts to give the Company reasonable prior notice of such required disclosure, or (v) is disclosed with the prior written consent of the Company.

     5. Intangibles. All processes, inventions, patents, copyrights, trademarks and other intangible rights that are already owned (or otherwise owned) by the Company or that may be conceived or developed by Gallant, either alone or with others, during the Term, whether or not conceived or developed during Gallant's working hours, and with respect to which the equipment, supplies, facilities or trade secret information of the Company was used, or that relate, at the time of conception or reduction-to-practice of the invention, to the business of the Company or to the Company's actual or demonstrably anticipated research and development, or that result from any work

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performed by Gallant for the Company or its predecessor, shall be the sole property of the Company. Gallant shall disclose to the Company all inventions conceived during the term of employment and, for one year thereafter, inventions that arise from property of the Company under this section, provided that such disclosure shall be received by the Company in confidence. Gallant shall execute all documents, including patent applications and assignments, required by the Company to establish the Company's rights under this section.

     6. Indemnification

       (a) The Company shall indemnify, defend and hold harmless Gallant against all losses, claims, demands, liabilities and expenses (including reasonable legal and other expenses incurred in defending such claims or liabilities), whether or not resulting in any liability to Gallant, that he may incur, arising out of or based upon any breach by the Company of the terms of this Agreement or arising out of or related to the proper performance of Gallant's duties in accordance with the terms of this Agreement.

       (b) Gallant shall indemnify, defend and hold harmless the Company, its officers, directors, employees and agents against all losses, claims, demands, liabilities and expenses (including reasonable legal and other expenses incurred in defending such claims or liabilities), whether or not resulting in any liability to the Company, its officers, directors, employees or agents, that they or any of them may incur, arising out of or based upon breach by Gallant of any of the terms of this Agreement.

     7. Duration. The Term of this Agreement shall continue, until the first to occur of:

       (a) Three years from the date hereof; except as provided in sub-paragraph
(b) below.

       (b) In the event Gallant shall commit any material criminal act, fraud, dishonesty or malfeasance with respect to the Company or his employment, Company may terminate this Agreement.

     8. Disputes.

       (a)  In the event (i) Gallant's employment is terminated without cause,
(ii) Company materially changes his duties as President and Chief Executive Officer of Texas Airsonics, Inc., or (iii) Company liquidates, dissolves, merges with, or transfers substantially all of its assets to a corporation which does not assume Company's obligations under this Agreement; Gallant will continue to be entitled to his base salary and health insurance coverage.

       (b) If either party institutes any action against the other relating to this Agreement, the unsuccessful party in such action or proceeding shall reimburse the successful party for its disbursements incurred in connection therewith, including without limitation, reasonable attorneys' fees, to be fixed by the court.

     9. Assignment. This Agreement is personal to the Company and Gallant and no party shall have the right, power or authority to assign this Agreement, or any portion hereof or any monies due or to become due hereunder, or to delegate any duties or obligations arising hereunder, whether voluntarily, involuntarily or by operation of law, without the prior written approval of the other parties.

     10. Miscellaneous.

       (a) Each provision of this Agreement is intended to be severable. If any provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such provision shall be severed from this Agreement and shall not affect the remainder of this Agreement unless the essential purposes of this Agreement would thereby be confounded.

       (b) No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any such breach or default in the performance by such other party of the same or any

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other obligations of such party hereunder.  Failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of a party shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

       (c) This Agreement is entered into in the State of Michigan and shall be governed by the laws thereof. The venue of any action or proceeding brought by Company against Gallant arising out of this Agreement shall be in the County of Oakland, Michigan. The venue of any action or proceeding brought by Gallant against Company arising out of this Agreement shall be in the County of Nueces, Texas.

       (d) This constitutes the entire agreement between the parties with regard to Gallant's employment. Any modification of this Agreement must be in writing and signed by the party to be charged thereby.

       (e) Nothing in this Agreement changes, alters or amends Gallant's rights under an existing February 12, 1993 agreement with Company.

       (f) All notices, requests and communications required or permitted hereunder shall be in writing and be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt or 48 hours after being placed in the United States mail, postage prepaid, registered or certified mail, with return receipt requested, addressed to the above parties as follows:

        American Dental Technologies, Inc.     Ben J. Gallant
        Attention:  Anthony D. Fiorillo        5555 Bear Lane
        28411 Northwestern Hwy., #1100         Corpus Christi, Texas 78405
        Southfield, Michigan 48034-5541


       (g) The headings of this Agreement are inserted for convenience of reference only and shall not affect the construction of anything herein contained.

       (h) This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and all of which together shall constitute but one agreement.


     IT WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.


                                      American Dental Technologies, Inc.

                                      /s/ Anthony D. Fiorillo
                                      -----------------------------------
                                      Anthony D. Fiorillo, President and
                                      Chief Executive Officer

                                      /s/ Ben J. Gallant
                                      -----------------------------------
                                      Ben J. Gallant